090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	20170538147-28
	Filing Date and Time: 12/21/2017 11:05 AM
	Entity Number: E0858452007-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CODE GREEN APPAREL CORP. [E0858452007-0]

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. Number of Shares the Corporation is Authorized to Issue, is amended and restated as set forth in the attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: 12/21/17 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Article 3. SHARES of the Corporation's Articles of Incorporation (as amended) is hereby amended and restated as follows, which shall not have any effect on the Corporation's previously designated series of preferred stock:

"Article 3. SHARES

Effective as of the effective date set forth under "**Effective date and time of filing**" on this Certificate of Amendment to Articles of Incorporation (or in the absence of such date, on the date such Amendment to the Articles of Incorporation is filed with the Secretary of State of Nevada) (the "**Effective Time**"), the Corporation shall have **Five Billion (5,000,000,000)** shares of capital stock authorized. The Corporation is authorized to issue two (2) classes of shares, designated "**Common Stock**" and "**Preferred Stock.**" The total number of shares of Common Stock authorized to be issued is **Four Billion Nine Hundred and Ninety Million (4,990,000,000)** shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is **Ten Million (10,000,000)** shares, $0.001 par value per share.

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("**Board of Directors**") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock designation."